EXHIBIT 23









CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
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We consent to the incorporation by reference in Registration Statement No. 333-42859 of Merrill Lynch & Co., Inc., Merrill Lynch Preferred Capital Trust III, Merrill Lynch Preferred Funding III, L.P., Merrill Lynch Preferred
Capital Trust IV and Merrill Lynch Preferred Funding IV, L.P. on Form S-3 of our reports dated March 25, 2008, appearing in this Annual Report on Form 10-K of Merrill Lynch Preferred Capital Trust III and Merrill Lynch Preferred Funding III, L.P. for the year ended December 28, 2007.

/s/ Deloitte & Touche LLP


New York, New York
March 25, 2008